As filed with the Securities and Exchange Commission on
                         February 5, 2002   Reg. No.  __


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                    _________________________________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       ___________________________________
                               KAIRE HOLDINGS INC.
             (Exact name of registrant as specified in its charter)
     Delaware                                                13-3367421
(State  or  other  jurisdiction  of                        (I.R.S.  Employer
incorporation  or  organization)                           identification  No.)

                           1429 South Robertson Blvd.
                          Los Angeles, California 90035
                                 (310) 273-5181
                    (Address of principal executive offices)
                ________________________________________________

                        ADVISORY AND CONSULTING AGREEMENT
                              (Full title of plan)
                        ________________________________

                                 Steve Westlund
                                    President
                           1429 South Robertson Blvd.
                          Los Angeles, California 90035
                                 (310) 273-5181
           (Telephone number, including area code of agent for service)

                                    Copy to:
                              Owen Naccarato, Esq.
                           19600 Fairchild, Suite 260
                                Irvine, CA 92612
                                 (949) 851-9261


                              CALCULATION OF REGISTRATION FEE
                              -------------------------------
                                      Proposed  maximum  Proposed  maximum
Title of securities   Amount to be    offering price     Aggregate offering   Amount of
to be registered       Registered     per share          Price                Registration fee
----------------------------------------------------------------------------------------------
Common Stock . . . .     15,000,000   $ 0.01              $ 150,000           $ 37.50
($.001 par value)
----------------------------------------------------------------------------------------------


                                        6
Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457 (h) of the General Rules and Regulations under the Securities Act of 1993, based upon the average of the bid and asked prices per share of the registrant's common stock reported by the OTC Nasdaq Stock Market on January 31, 2001.




              INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS


Item  1.          Plan  Information.*

Item  2.          Registrant  Information and Employee Plan Annual Information.*

          *Information required by Part 1 to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item  3.  Incorporation  of  Documents  by  Reference

     The following documents filed by Kaire Holdings, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein:

     (a)  the  Company's  annual  report  on Form 10-K for the fiscal year ended
December  31,  2000  and  December  31,  1999;

     (b)  all  other  reports  filed by the Company pursuant to Section 13(a) or
Section 15 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2000 through the date hereof;

     (c) the Registrant's Form 8-A filed on July 6, 1984 pursuant to Section 12 of the Exchange Act, in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock, and

     (d) any document filed by the Company with the Commission pursuant to Sections 13(a), 13( c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which Indicates that all shares of Common Stock registered hereunder have been sold or that deregisters all such shares of common Stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item  4.  Description  of  Securities

     Not  applicable.

Item  5.  Interests  of  Named  Experts  and  Counsel

     Not  applicable.

Item  6.  Indemnification  of  Directors  and  Officers

     Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonable entitled to indemnity for such expenses.

          Our certificate of incorporation provides that directors shall not be personally liable for monetary damages to our company or our stockholders for breach of fiduciary duty as a director, except for liability resulting from a breach of the director's duty of loyalty to our company or our stockholders, intentional misconduct or willful violation of law, actions or inactions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives improper personal benefit. Such limitation of liability does not affect the availability of equitable
remedies  such  as  injunctive   relief  or  rescission.   Our  certificate  of
incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law. Our bylaws provide that the registrant shall indemnify our officers, directors and employees. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of the person. In addition, expenses incurred by a director or officer in defending any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of our company shall be paid by the registrant unless such officer, director or employee is adjudged liable for negligence or misconduct in the performance of his or her duties.

          This means that our certificate of incorporation provides that a director is not personally liable for monetary damages to us or our stockholders for breach of his or her fiduciary duties as a director. A director will be held liable for a breach of his or her duty of loyalty to us or our stockholders, his or her intentional misconduct or willful violation of law, actions or in actions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives an improper personal benefit. This limitation of liability does not affect the availability of equitable remedies against the director including injunctive relief or rescission. Our certificate of incorporation authorizes us to indemnify our officers, directors and other agent to the fullest extent permitted under Delaware law.

Item  7.  Exemption  from  Registration  Claimed

Not  applicable.

Item  8.     Exhibits

     The Exhibits to this registration statement are listed in the index to Exhibits on page __.

Item  9.  Undertakings

(a)     The  undersigned  registrant  hereby  undertakes::

     (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the securities Act 1933:

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement:

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraph is contained in periodic reports filed by the Company pursuant to Section 13 or
Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by mean of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the company's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, State of California on December 17, 2001.

                                     Kaire  Holdings,  Inc.



                                     By   /s/  Steve  Westlund
                                     Steve  Westlund,  President  &
                                     Chief  Executive  Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature               Title                                  Date
---------               -----                                  ----

/s/Steve  Westlund      Chairman  of  the Board of Directors    February 5, 2004
------------------
Steve  Westlund          and  Chief  Executive  Officer

                                INDEX TO EXHIBITS



EXHIBIT                                                        SEQUENTIALLY
NO.                           DESCRIPTION                      NUMBERED  PAGES
------                        -----------                      ---------------

4.1         Consulting  Agreement

5.1 Opinion of Counsel, regarding the legality of the securities registered hereunder.

23.1        Consent  of  Pohl,  McNabola,  Berg  &  Company  LLP.

23.2        Consent  of  Counsel  (included  as  part  of  Exhibit  5.1)

24          Power  of  Attorney  (Contained  within  Signature  Page)

                                                                     Exhibit 4.1

                              CONSULTING AGREEMENT


     This Consulting Agreement (the "Consulting Agreement") made as of February 1, 2002, by and between Peter Benz, 543 Virginia Avenue , San Mateo, CA 94402 ("Consultant") and Kaire Holdings Incorporated with offices at 7348 Bellaire Ave, North Hollywood, CA 91605 (the "Company").

     WITNESSETH

     WHEREAS, the Company requires and will continue to require consulting services relating management, strategic planning and marketing in connection with its business; and

     WHEREAS, Consultant can provide the Company with strategic planning and marketing consulting services and is desirous of performing such services for the Company; and

     WHEREAS, the Company wishes to induce Consultant to provide these consulting services to the Company,

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

     1.     APPOINTMENT.
            -----------

     The Company hereby engages Consultant and Consultant agrees to render services to the Company as a consultant upon the terms and conditions hereinafter set forth.

     2.     TERM.
            ----

     The term of this Consulting Agreement began as of the date of this Agreement, and shall terminate on January 31, 2002, unless earlier terminated in accordance with paragraph 8 herein or extended as agreed to between the parties.

     3.     SERVICES.
            --------

     During the term of this Agreement, Consultant shall provide advice to undertake for and consult with the Company concerning management, marketing, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the businesses of the Company, expansion of services, acquisitions and business opportunities, and shall review and advise the Company regarding its overall progress, needs and condition. Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:

     (a) The implementation of short-range and long-term strategic planning to fully develop and enhance the Company's assets, resources, products and services;

     (b) The implementation of a marketing program to enable the Company to broaden the markets for its services and promote the image of the Company and its products and services;

     (c) Advise the Company relative to the recruitment and employment of key executives consistent with the expansion of operations of the Company;

     (d) The identification, evaluation, structuring, negotiating and closing of joint ventures, strategic alliances, business acquisitions and advice with regard to the ongoing managing and operating of such acquisitions upon consummation thereof; and

     4.     DUTIES  OF  THE  COMPANY.
            ------------------------

     The Company shall provide Consultant, on a regular and timely basis, with all approved data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably requested by Consultant, and shall advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph. The Company shall promptly supply Consultant with full and complete copies of all financial reports, all fillings with all federal and state securities agencies; with full and complete copies of all stockholder reports; with all data and information supplied by any financial analyst, and with all brochures or other sales materials relating to its products or services.

          COMPENSATION.
          ------------

     The Company will immediately grant Consultant the option to purchase 15,000,000 shares of the Company's Common Stock with an exercise price at $.0015 per share, which option shall expire on February 3, 2002 at 5:00 P.M. P.S.T.
The number of shares herein are subject to the anti-dilution provisions of the corresponding warrant which is being issued in conjunction with this Agreement. Consultant in providing the foregoing services, shall not be responsible for any out-of-pocket costs, including, without limitation, travel, lodging, telephone, postage and Federal Express charges.

     6.     REPRESENTATION  AND  INDEMNIFICATION.
            ------------------------------------

     The Company shall be deemed to have been made a continuing representation of the accuracy of any and all facts, material information and data which it supplies to Consultant and acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing its advisory functions. Consultant in the absence of notice in writing from the Company, will rely on the continuing accuracy of material, information and data supplied by the Company. Consultant represents that he has knowledge of and is experienced in providing the aforementioned services.

     7.     MISCELLANEOUS.
            -------------

     Termination:     This  Agreement  may  be  terminated  by either Party upon
     -----------
written  notice  to the other Party for any reason which shall be effective five
(5) business days from the date of such notice. This Agreement shall be terminated immediately upon written notice for material breach of this Agreement.

     Modification:     This  Consulting  Agreement  sets  forth  the  entire
     ------------
understanding  of  the  Parties with respect to the subject matter hereof.  This
     ----
Consulting  Agreement  may  be  amended only in  writing signed by both Parties.

     Notices:     Any  notice  required or permitted to be given hereunder shall
     -------
be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address or facsimile telephone number as the Party shall have furnished in writing to the other Party.

     Waiver:     Any waiver by either Party of a breach of any provision of this
     ------
Consulting Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Consulting Agreement. The failure of a Party to insist upon strict adherence to any term of this Consulting Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Consulting Agreement.

     Assignment:     The  Options  under  this  Agreement  are assignable at the
     ----------
discretion  of  the  Consultant.

     Severability:     If any provision of this Consulting Agreement is invalid,
     ------------
illegal, or unenforceable, the balance of this Consulting Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

     Disagreements:  Any  dispute  or  other disagreement arising from or out of
     -------------
this Consulting Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur only in San Diego, CA. The interpretation and the enforcement of this Agreement shall be governed by California Law as applied to residents of the State of California relating to contracts executed in and to be performed solely within the State of California. In the event any dispute is arbitrated, the prevailing Party (as determined by the arbiter(s)) shall be entitled to recover that Party's reasonable attorney's fees incurred (as determined by the arbiter(s)).

     IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Parties as of the date first above written.

Kaire  Holdings  Incorporated                       CONSULTANT



/s/  Steven  Westlund                                /s/  Peter  Benz
--------------------------------------------          ----------------
Steven  Westlund                                          Peter  Benz
Chief  Executive  Officer

Exhibit  5.1

                                Owen M. Naccarato
                                 Attorney at Law
                           19600 Fairchild, Suite 260
                                Irvine, CA 91612
                   Office: (949) 851-9261 Fax: (949) 851-9262


February  5,  2002

Kaire  Holdings,  Inc.

Re:     Opinion  of  Counsel  -  Registration  Statement  on  Form  S-8

Gentleman:

     I have acted as counsel for Kaire Holdings, Inc. (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form S-8 under the Securities Act of 1933, (the "Registration Statement"), relating to 15,000,000 shares of the Company's common stock, $.001 par value, (the "common stock"), issuable pursuant to the Amended 2001 Employee Compensation Plan.

     I have examined the Certificate of Incorporation, as amended, and the By-Laws of the company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgement are necessary or appropriate to enable me to render the opinions expressed below.

     Based on the foregoing examination, I am of the opinion that the shares of Common Stock issuable with the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

     Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

     Very  truly  yours,


          /s/  Owen  Naccarato
          --------------------
     Owen  Naccarato,  Esq.
















                                  Exhibit 23.1



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    -----------------------------------------



     We consent to the inclusion in this registration statement on Form S-8, dated February 5, 2002, the reference to our report dated March 27, 2001 with respect to the Financial Statements of Kaire Holdings Incorporated, for the year ended December 31, 2000.


/s/  Pohl,  McNabola,  Berg  &  Company  LLP
--------------------------------------------
Pohl,  McNabola,  Berg  &  Company  LLP
February  5,  2002
San  Francisco,  California